Exhibit 3-3

       CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION
                                    OF
                          ENERGY EAST CORPORATION
                         Under Section 805 of the
                         Business Corporation Law

     The undersigned, being the Secretary of Energy East
Corporation, a New York corporation, hereby certifies:

     FIRST.   The name of the corporation is Energy East
Corporation. The name under which the corporation was originally formed was NGE Resources, Inc.

     SECOND. The Certificate of Incorporation of the corporation was filed by the Department of State on September 23, 1997.

     THIRD.   The Certificate of Incorporation is amended to
effect the following amendments authorized by the Business Corporation Law of the State of New York, namely: Article 4(A) is amended to increase the aggregate number of shares which the corporation is authorized to issue by authorizing One Hundred Million (100,000,000) additional shares of Common Stock, Article 4(B)(1) is amended to provide for cumulative voting in the election of directors, and Article 9 is amended to lower the supermajority stockholder vote requirement.

     FOURTH.   Article 4(A) of the Certificate of Incorporation
of the corporation, relating to the authorized shares of the corporation, is amended to read in its entirety as follows:

         4. (A) The aggregate number of shares of stock which the Corporation shall have authority to issue is Three Hundred Ten Million (310,000,000) consisting of:

              (1) Three Hundred Million (300,000,000)
              shares of Common Stock, with a par value of One Cent ($.01) per share; and

              (2) Ten Million (10,000,000) shares of
              Preferred Stock, with a par value of One Cent
              ($.01) per share.

     FIFTH.   Article 4(B)(1) of the Certificate of Incorporation
relating to the Common Stock of the corporation is amended to read in its entirety as follows:

          (1)  Common Stock

              Each share of Common Stock shall have one vote, except that at all elections of directors by the holders of Common Stock, each holder of Common
         Stock shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of Common Stock multiplied by the number of directors in the class to be elected, and he may cast all of such votes for a single director in such class or may distribute them among the number of directors in such class to be voted for, or any two or more of them, as he may see fit. Subject to any voting rights which may vest in holders of Preferred
         Stock under the provisions of any series of Preferred Stock established by the Board of Directors pursuant to authority herein provided and except as otherwise provided by law, the exclusive voting power for all purposes shall be vested in the holders of Common Stock. Subject to the rights of the holders of Preferred Stock under the provisions of any series of Preferred Stock established by the Board of Directors pursuant to authority herein provided, the holders of Common
         Stock shall be entitled to receive such dividends, in cash, securities, or property, as may from time to time be declared by the Board of Directors. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after payment or provision for payment shall have been made of the amounts to which the holders of Preferred Stock shall be entitled under the provisions of any series of Preferred Stock established by the Board of Directors pursuant to authority herein provided, the holders of Common Stock shall be entitled, to the exclusion of the holders of the Preferred
         Stock of any series, to share ratably, according to the number of shares held by them, in all remaining assets of the Corporation available for distribution.

     SIXTH.   Article 9 of the Certificate of Incorporation
relating to the supermajority stockholder vote requirement, is amended to read in its entirety as follows:

              9. By-Laws of the Corporation may be altered, amended, repealed or adopted by the affirmative vote of the stockholders entitled to cast a majority of the votes entitled to be cast, or by the affirmative vote of a majority of the Board of Directors at any meeting duly held as provided in the By-Laws of the Corporation; provided that any alteration, amendment or repeal of, or the adoption of any provision inconsistent with, By-Laws 6, 7, 8, 10 or 43, if by action of the stockholders, shall be only upon the affirmative vote of the stockholders entitled to cast two-thirds of the votes entitled to be cast.

     SEVENTH. The foregoing amendments to the Certificate of Incorporation of the corporation were authorized at a meeting of the Board of Directors at which a quorum was present and at a subsequent meeting of stockholders by the vote of a majority of the outstanding shares of Common Stock entitled to vote thereon with respect to the amendments to Article 4(A) and Article 4(B)(1) and by the vote of two-thirds of the outstanding shares of Common Stock entitled to vote thereon with respect to the amendment to Article 9.

     IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment this 26th day of April, 1999.


                             ENERGY EAST CORPORATION


                              /s/ Daniel Farley
                             Daniel W. Farley
                             Secretary